EXHIBIT 99.1


TELIDENT CLOSES SALE OF ASSETS TO TELTRONICS AND ANNOUNCES RECORD DATE FOR DISTRIBUTION

         MINNEAPOLIS, May 18 /PRNewswire/ -- Telident, Inc. (Nasdaq: TLDT) announced today that it closed on the sale of substantially all of its assets to Teltronics, Inc. (Nasdaq: TELT) in exchange for 662,500 shares of Teltronics' common stock. Telident also announced today that it will distribute approximately one share of Teltronics' common stock for every 7.6 shares of Telident common stock held of record as of the close of business on May 30, 2000. Any remaining assets will be used to pay the costs of Telident's liquidation.
         Teltronics is dedicated to excellence in design, development and assembly of electronic equipment and software to enhance the performance of telecommunications networks. Teltronics manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their telecommunications systems.
         Telident designs, manufactures and markets proprietary hardware and software systems for providing the exact location of a 911 telephone call within a private branch exchange (PBX) system to emergency dispatchers, thus improving response times and enhancing safety.
         Telident's expectation regarding the use of its remaining assets is a forward-looking statement which is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Whether Telident uses all of its remaining assets to pay the costs of liquidation is subject to a number of contingencies, including its obligations to creditors.



SOURCE       TELIDENT, INC.

WEB SITE:    http://www.telident.com

COMPANY NEWS ON CALL:
http://www.prnewswire.com/comp/846250.html OR FAX, 800-758-5804,
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EXT. 846250


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